Exhibit 99.1

    Mueller Industries, Inc. Reports Fourth Quarter and Fiscal 2003 Earnings



     MEMPHIS, Tenn., Feb. 3 /PRNewswire-FirstCall/ -- Harvey L. Karp, Chairman of Mueller Industries, Inc. (NYSE: MLI), announced today that Mueller's earnings from continuing operations for fiscal 2003 were $1.19 per diluted share, compared with the $1.92 reported a year ago. Income from continuing operations for the year was $44.2 million, compared with $71.2 million for the prior year. Net sales for the twelve-month period were $999.1 million, versus $953.0 million in 2002. Net income for 2003 was $45.4 million. For 2002, net income of $78.0 million includes a gain on the disposition of Utah Railway Company of $21.1 million and a loss on the disposition of French manufacturing operations of $13.4 million, both net of income taxes.

     For the quarter ended December 27, 2003, income from continuing operations was $11.0 million, or 30 cents per diluted share, which compares with $8.8 million, or 24 cents per diluted share for the same period a year ago. Net sales for the three months ended December 27, 2003, were $267.8 million, compared with net sales of $216.1 million for the 2002 period.


     Financial and Operating Highlights
     Regarding the 2003 results, Mr. Karp said:

     * "Mueller ended the year with $255.1 million in cash.

     * "We're virtually debt free, as cash-on-hand significantly exceeds total debt of $14.3 million.

     * "Our current ratio remains excellent at 5 to 1 and our working capital is $456.8 million.

     * "Cash from continuing operations was $73.4 million during 2003. We continue to generate positive cash flow; should our operating results improve in 2004, we expect cash flow to increase significantly.

     * "Capital expenditures totaled $27.2 million during 2003. For the fiscal year 2004, we expect capital expenditures to be approximately $25 million, which is less than depreciation.

     * "We invested $10.8 million in acquisitions in early 2003, increasing our interest in Conbraco Industries, Inc.

     * "Stockholders' equity has grown to $814.9 million, or $23.77 per share.

     * "Pounds of product shipped were 695.8 million in 2003 compared with 694.0 million for 2002.

     * "As core product line spreads narrowed early in the year, gross profit and operating income bottomed out in the first quarter, then steadily improved throughout the year. Selling, general, and administrative expenses increased over 2002 primarily due to higher distribution costs, employee benefit plan costs, and increased provision for doubtful accounts.

     * "Our Standard Products Division posted operating earnings of $54.1 million, compared to $79.0 million in 2002. Standard Products Division's net sales were $717.6 million for the year, compared with $679.3 million for 2002. Operating results were negatively impacted by lower spreads in copper tube. Spreads bottomed out in the first quarter of 2003 and improved modestly throughout the balance of the year.

     * "Our Industrial Products Division posted operating earnings of $11.7 million during the year on net sales of $292.0 million, which compares with operating earnings of $20.4 million on net sales of $279.6 million for 2002."

    Discussion of Income Taxes

    During 2003, the Company recognized a deferred income tax benefit related to a 1999 tax operating loss that resulted from the sale of a subsidiary in that tax year. Without this deferred income tax benefit, the Company's income from continuing operations for 2003 would have been approximately $34.9 million, or 95 cents per diluted share.

    During 2002, the Company sold the Utah Railway Company. This transaction generated a capital gain for income tax purposes. Without the income tax benefits related to the transaction, the Company's income from continuing operations for 2002 would have been approximately $58.5 million, or $1.58 per diluted share.


    Business Outlook for 2004

    Discussing the outlook for the next fiscal year, Mr. Karp said, "The U.S. housing industry is poised for another strong year in 2004. Housing starts in 2003 totaled 1.8 million units, and housing economists are predicting a similarly high number for 2004. In addition, mortgage rates remain extraordinarily attractive and housing affordability statistics show that more people than ever can afford to buy homes.

    "Moreover, commercial construction, which for the past several years has been lagging, is expected to rebound in 2004. This is an important market for Mueller, as it absorbs many of our high value-added products.

    "All of the above is in the context of an improving national economy, which, in the third quarter of 2003, experienced the highest quarterly growth rate in the past 20 years."


    Statements in this release that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties. These include economic and currency conditions, market demand, pricing, and competitive and technological factors, among others, as set forth in the company's SEC filings.

    Mueller Industries, Inc. is a leading manufacturer of copper tube and fittings; brass and copper alloy rod, bar and shapes; aluminum and brass forgings; aluminum and copper impact extrusions; plastic fittings and valves; refrigeration valves and fittings; and fabricated tubular products. Mueller's operations are located throughout the United States and in Canada, Mexico, and Great Britain.



                            MUELLER INDUSTRIES, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)

                                For the Quarter Ended   For the Year Ended
                                 Dec. 27,     Dec. 28,  Dec. 27,    Dec. 28,
                                   2003        2002       2003        2002
                                    (Unaudited)             (Unaudited)

    Net sales                   $267,782     $216,129   $999,078   $952,983

    Cost of goods sold           218,513      175,322    815,849    744,781
    Depreciation and amortization  9,715        9,924     38,954     37,440
    Selling, general, and
     administrative expense       23,719       19,371     94,891     85,006

    Operating income              15,835       11,512     49,384     85,756
    Interest expense                (298)        (304)    (1,168)    (1,460)
    Environmental expense           (395)        (751)    (1,165)    (1,639)
    Other income, net                820        1,666      4,385      5,810

    Income from continuing
     operations before
     income taxes                 15,962       12,123     51,436     88,467
    Income tax expense            (4,917)      (3,349)    (7,215)   (17,290)

    Income from continuing
     operations                   11,045        8,774     44,221     71,177

    Loss from operation of
     discontinued operations,
     net of income taxes               -         (393)      (539)      (886)
    Gain (loss) on disposition
     of discontinued operations,
     net of income taxes               -      (13,422)     1,699      7,701

    Net income                   $11,045      $(5,041)   $45,381    $77,992

    Earnings (loss) per share:
        Basic earnings (loss) per share:
           Weighted average
            shares outstanding    34,269       34,255     34,264     33,993

              From continuing
               operations          $0.32        $0.25      $1.29      $2.09
              From discontinued
               operations              -        (0.01)     (0.02)     (0.03)
              From disposition
               of discontinued
               operations              -        (0.39)      0.05       0.23

           Basic earnings
            (loss) per share       $0.32       $(0.15)     $1.32      $2.29

        Diluted earnings (loss) per share:
            Weighted average shares
             outstanding plus
             assumed conversions  37,000       36,825     36,861     37,048

              From continuing
               operations          $0.30        $0.24      $1.19      $1.92
              From discontinued
               operations              -        (0.01)     (0.01)     (0.02)
              From disposition
               of discontinued
               operations              -        (0.37)      0.05       0.21

            Diluted earnings
             (loss) per share      $0.30       $(0.14)     $1.23      $2.11


                            MUELLER INDUSTRIES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                  December 27,     December 28,
                                                      2003             2002
                                                           (Unaudited)
          ASSETS
          Cash and cash equivalents                 $255,088         $217,601
          Accounts receivable, net                   163,006          132,427
          Inventories                                140,548          142,953
          Other current assets                        11,713            7,366
              Total current assets                   570,355          500,347

          Property, plant, and equipment, net        345,537          352,469
          Other assets                               139,292          135,131

                                                  $1,055,184         $987,947

          LIABILITIES AND STOCKHOLDERS' EQUITY
          Current portion of long-term debt           $2,835           $4,161
          Accounts payable                            42,081           41,004
          Accrued wages and other employee costs      25,631           26,199
          Other current liabilities                   42,959           34,987
              Total current liabilities              113,506          106,351

          Long-term debt                              11,437           14,005
          Pension and postretirement liabilities      31,643           35,550
          Environmental reserves                       9,560            9,110
          Deferred income taxes                       63,734           59,269
          Other noncurrent liabilities                10,238            9,718

              Total liabilities                      240,118          234,003

          Minority interest in subsidiaries              208              421

          Stockholders' equity                       814,858          753,523

                                                  $1,055,184         $987,947


                           MUELLER INDUSTRIES, INC.
               CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                       For the Year Ended
                                                  December 27,    December 28,
                                                      2003              2002
                                                          (Unaudited)
    Operating activities:
    Net income from continuing operations           $44,221           $71,177
    Reconciliation of net income from continuing
     operations to net cash provided by operating
     activities:
          Depreciation and amortization              38,954            37,440
          Deferred income taxes                        (287)            9,686
          Loss (gain) on disposal of properties         290              (485)
          Minority interest in subsidiaries,
           net of dividend paid                        (213)              150
          Income tax benefit from exercise
           of stock options                              18            13,243
          Changes in assets and liabilities, net     (9,567)           (6,994)

    Net cash provided by operating activities        73,416           124,217

    Investing activities:
    Capital expenditures                            (27,236)          (23,265)
    Acquisition of businesses                       (10,806)          (27,777)
    Proceeds from sale of discontinued operations         -            55,403
    Other, net                                        1,861            10,610

    Net cash (used in) provided by
     investing activities                           (36,181)           14,971

    Financing activities:
    Repayments of long-term debt                     (3,894)          (34,119)
    Proceeds from the sale of treasury stock            389             3,204
    Acquisition of treasury stock                         -           (14,754)

    Net cash used in financing activities            (3,505)          (45,669)

    Effect of exchange rate changes on cash           3,505               719

    Increase in cash and cash equivalents            37,235            94,238
    Cash provided by discontinued operations            252             1,501
    Cash and cash equivalents at the
     beginning of the year                          217,601           121,862

    Cash and cash equivalents at the end
     of the year                                   $255,088          $217,601



SOURCE  Mueller Industries, Inc.
    -0-                             02/03/2004
    /CONTACT:  Kent A. McKee of Mueller Industries, Inc., +1-901-753-3208/
    (MLI)

CO:  Mueller Industries, Inc.
ST:  Tennessee
IN:  MNG CST
SU:  ERN